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                                                                   EXHIBIT 10.01



                                                 November 2, 2005



Mr. C. Baker Cunningham
6424 Cecil Avenue
St. Louis, Missouri 63105


         Re:      Separation of Employment

Dear Baker:

         As we previously discussed, your employment with Belden CDT, Inc. (the "Company"), and all subsidiaries terminated effective on the close of business, October 31, 2005 (the "Separation Date"). This letter confirms your entitlements and obligations under your Change of Control Employment Agreement with Belden, Inc., dated as of July 31, 2001 ("Agreement"), as a result of your separation of employment.

1.  Accrued vacation through the Separation Date                     $37,788.46

2.  Severance under Agreement                                     $4,337,294.00

3.  Target-Level Bonus                                              $535,320.00

4.  Outplacement Expense                                             $22,500.00
                                                                  -------------
    Total                                                         $4,932,902.46

         You are entitled to your accrued and unpaid salary through the Separation Date.

         You are entitled to all accrued, vested and unpaid benefits under all retirement, welfare benefit and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections.

         As of the Separation Date, you are fully vested in the following unvested restricted stock awards: (i) February 18, 2003 for 25,000 shares of Company common stock; (ii) February 23, 2004 for 25,000 shares of Company common stock and (iii) Retention and Integration Award for 6,943 shares of Company common stock. As of the Separation Date, you are fully vested in the cash portion of your Retention and Integration Award, in the amount of $142,333. All other unvested restricted stock, stock option and other equity-based and long-term incentive awards shall lapse, and all such unvested stock options shall not be exercisable, as of the Separation
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Mr. C. Baker Cunningham
November 2, 2005
Page 2


Date. All vested stock option awards shall be exercisable until the earlier to occur of the third anniversary of the Separation Date and the stated expiration date set forth in the award.

         For the period commencing on the Separation Date and ending on the second anniversary of the Separation Date, you will be entitled to continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage in which you and your covered dependents are participating as of the Separation Date. The foregoing hospitalization, medical and dental coverage shall run concurrent with, and be credited against, any entitlement to healthcare continuation benefits that you may elect under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (commonly known as COBRA benefits).

         The Company reaffirms its obligation and the provisions for any payment that may be required pursuant to Section 9.3 of the Agreement.

         The Company will, to the extent required by applicable law, withhold from the amounts payable, above, the amount of any withholding tax due with respect to such amounts.

         You remain subject to all of your obligations to the Company as are set forth in Section 14 of the Agreement including, without limitation, a one-year noncompetition covenant, which obligations survive the termination of your employment.

         Please promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software, equipment (such as personal computers, disks and disk drives, and mobile communication devices) and your Company automobile; provided, you may retain your office furniture, your personal computer (after the Company removes all Company information from the hard drive) and your home security system.

         For one year after your termination, we also ask that you agree to assist the Company, upon the Company's reasonable request, respecting any litigation, threatened litigation, or other matters arising out of your services to the Company and its subsidiaries. The parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other activities in which you may then be engaged. If the Company requires you to travel outside the metropolitan area in the United States where you then reside to provide any testimony or otherwise provide any such assistance, then the Company will reimburse you for any reasonable, ordinary and necessary travel and lodging and other expenses incurred by you to do so, provided you submit all documentation required under the Company's standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. We also ask that, to the extent permitted by law, you agree not to voluntarily assist or otherwise cooperate voluntarily with any nongovernmental claim against the Company


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Mr. C. Baker Cunningham
November 2, 2005
Page 3

and to notify us promptly after receiving information that you are likely to be subpoenaed to testify, provide documents or otherwise assist in any claim against the Company.

         The amounts and benefits set forth above will be paid on the effective date of the General Release of All Claims that accompanies this letter or, in the case of Company employee plan benefits, such later date as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from the Board of Directors and all offices of the Company and all subsidiaries held by you, in the form that accompanies this letter.

         We ask that you sign this letter below confirming our understandings above.

         This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.



                                             /s/Glenn Kalnasy
                                             ---------------------------------
                                             Glenn Kalnasy, Chairman,
                                             Compensation Committee




/s/C. Baker Cunningham
----------------------
C. Baker Cunningham